          PROSPECTUS SUPPLEMENT NO. 5 TO PROSPECTUS DATE JULY 29, 1997

                            TRANS WORLD AIRLINES, INC.
                                20,083 WARRANTS TO
                         PURCHASE SHARES OF COMMON STOCK

     The 20,083 Warrants to purchase Common Stock (the "Warrants") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the Warrants as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated July 29, 1997 (the "Prospectus"). The Warrants are exercisable commencing on March 31, 1998 through their expiration on April 1, 2002, unless previously redeemed by the Company as described in the Prospectus. The Warrants entitle the holder thereof to purchase 126.26 shares of Common Stock per Warrant at an exercise price of approximately $7.92 per share. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

     The Selling Holders will receive all of the net proceeds from the sale of the Warrants and, accordingly, the Company will receive none of the proceeds from the sales thereof.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY
                   REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.

     No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

     The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                              SELLING HOLDERS

     The following table sets forth information with respect to the Selling Holders of the securities offered hereby, the number of Warrants beneficially owned by each Selling Holder, and the Warrants that are being offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell Warrants in accordance with the requirements set forth in the Prospectus. Other beneficial owners of the Warrants not set forth below may be added as Selling Holders to this Prospectus in the future. The table is cumulative and includes information provided to the Company by the Selling Holders and previously reported by the Company. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Warrants and the Common Stock.

                                                                                              Approximate
                                                                                           Number of Shares
                                                                            Percentage of   of Common Stock
                                      Number of Warrants      Number of      Outstanding     Received Upon
Name                                  Beneficially Owned   Warrants Offered    Warrants        Exercise
                                      ----------------------------------------------------------------------
Triton Capital Investments, LTD              3,000              3,000            6.0%            378,780
JMG Capital Management, Inc.                 3,550              3,550            7.1%            448,223
Credit Research & Trading LLC                1,500              1,500            3.0%            189,390
GPZ Trading, LLC                               666                666            1.3%             84,089
<F*>Shepherd Management Svc                     80                 80            0.2%             10,101
<F*>WP Investment Partners                      65                 65            0.1%              8,207
<F*>Simpson Group Retirement Fund              300                300            0.6%             37,878
<F*>Worldwide Transactions, LTD                135                135            0.3%             17,045
<F*>Helix Convertible Opportunities LP       1,420              1,420            2.8%            179,289
<F*>Helix Convertible Opportunities, LTD       325                325            0.7%             41,035
<F*>The Common Fund FAO Absolute
    Return Fund                                125                125            0.3%             15,783
Kennilworth Partners, LP                     8,917              8,917          17.83%          1,125,860
                                            ------             ------          -----           ---------

         Total                              20,083             20,083          40.17%          2,535,680
                                            ======             ======          =====           =========

<F*>c/o Helix Investment Partners LP

     Information concerning the sale of other Warrants by their beneficial holders will be set forth in additional Prospectus Supplements. As of the date of this Prospectus Supplement, the aggregate number of Warrants outstanding is 50,000.

     It is not possible to predict the number of Warrants that will be sold hereby. Consequently, it is not possible to predict the number of Warrants that will be owned by the Selling Holders following completion of sales of the securities offered hereby.

       THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 24, 1998